NEWS RELEASE

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

For Immediate Release

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

NEXTEL CEO REAFFIRMS FINANCIAL GUIDANCE

RESTON, Va. – September 9, 2002 – Nextel Communications’ (NASDAQ: NXTL) CEO Tim Donahue speaking at a conference today will announce that third-quarter business trends in its domestic operations are expected to allow Nextel to post another strong quarter.

“Robust demand for our differentiated services combined with our industry-leading customer retention rates are driving Nextel’s success in the marketplace,” said Donahue. “Thus far in the third quarter, our results are tracking to meet or exceed our previous guidance for 2002 of approximately 2 million net subscriber additions and greater than $3 billion in operating cash flow.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001, and quarterly reports on Form 10-Qs for the first and second quarters of 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

# # #